Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Triumph GROUP, inc.

ARTICLE ONE

The name of this corporation is Triumph Group, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporate Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as amended (the “Delaware General Corporation Law”).

ARTICLE FOUR

The total number of shares of capital stock that the Corporation has authority to issue is 1,000 shares, which will be designated Common Stock, par value $0.001 per share.

ARTICLE FIVE

Unless, and except to the extent that, the Bylaws of the Corporation (the “Bylaws”) so require, the election of directors need not be by written ballot.

ARTICLE SIX

The board of directors of the Corporation (the “Board of Directors”) may from time to time adopt, amend or repeal the Bylaws, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.

ARTICLE SEVEN

No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by Section 102(b)(7) of Title 8 of the Delaware General Corporation Law, except for liability (a) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law or

(d) for any transaction from which the director or officer derived an improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended.

Any repeal or modification of this Article Seven by either of (i) the stockholders of the Corporation or (ii) an amendment to the Delaware General Corporation Law, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a director or officer at the time of such repeal or modification.

ARTICLE EIGHT

The directors shall have powers without the assent or vote of the stockholders to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

ARTICLE NINE

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

ARTICLE TEN

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Certificate of Incorporation, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been made.

ARTICLE ELEVEN

The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

ARTICLE TWELVE

Subject to any provisions in the Bylaws of the Corporation related to indemnification of directors of the Corporation, the Corporation will indemnify, and advance expenses to, to the fullest extent permitted by applicable law, any director of the Corporation who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. Subject to any provisions in the Bylaws of the Corporation, the Corporation will be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

The Corporation will have the power to indemnify, to the extent permitted by applicable law, any officer, employee, or agent of the Corporation who was or is a party or is threatened to be made a party to a Proceeding by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding.

Any amendment, repeal, or modification of the foregoing provisions of this Article Twelve will not adversely affect any right or protection of any director, officer, or other agent of the Corporation existing at the time of such amendment, repeal, or modification.

ARTICLE THIRTEEN

Neither any contract or other transaction between the Corporation and any other corporation, partnership, limited liability company, joint venture, firm, association, or other entity (an “Entity”), nor any other acts of the Corporation with relation to any other Entity will, in the absence of fraud, to the fullest extent permitted by applicable law, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Corporation are pecuniarily or otherwise interested in, or are directors, officers, partners, or members of, such other Entity (such directors, officers, and Entities, each a “Related Person”). Any Related Person may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation; provided, however, that the fact that person is a Related Person is disclosed or is known to the Board of Directors or a majority of directors present at any meeting of the Board of Directors at which action upon any such contract or transaction is taken. Any director of the Corporation who is also a Related Person may be counted in determining the existence of a quorum at any meeting of the Board of Directors during which any such contract or transaction is authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not a Related Person. Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any subsidiary or affiliated corporation without regard to the fact that such person is also a director or officer of such subsidiary or affiliated corporation.

Any contract, transaction or act of the Corporation or of the directors that is ratified at any annual meeting of the stockholders of the Corporation, at any special meeting of the stockholders of the Corporation called for such purpose, or by written consent or consents of the stockholders pursuant to Article Nine, will, insofar as permitted by applicable law, be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, will not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

Subject to any express agreement that may from time to time be in effect, (x) any director or officer of the Corporation who is also an officer, director, partner, employee, managing director or other affiliate of Warburg Pincus LLC or Berkshire Partners LLC (the “Sponsors”) or (y) any of their respective affiliates may, and shall not have any duty not to, in each case on behalf of the Sponsors or their affiliates (the persons and Entities in clauses (x) and (y), each a “Covered Person”), to the fullest extent permitted by applicable law, (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its affiliates, and (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by Section 122(17) of the Delaware General Corporation Law, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any business of the Sponsors or any of their affiliates, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of such person’s or Entity’s participation in any such business.

In the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person, in his or her Sponsor-related capacity, as the case may be, or Sponsor, to the fullest extent permitted by applicable law, as the case may be, or its affiliates and (y) the Corporation, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by Section 122(17) of the Delaware General Corporation Law, the Corporation hereby renounces any interest or expectancy of the Corporation in such corporate opportunity and waives any claim against each Covered Person and shall indemnify a Covered Person against any claim, that such Covered Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (i) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to the Corporation, provided, however, in each case, that any corporate opportunity which is expressly offered to a Covered Person in writing, solely in his or her capacity as an officer or director of the Corporation, shall belong to the Corporation.

Any person or Entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Thirteen.

This Article Thirteen may not be amended, modified or repealed without the prior written consent of the Sponsors.

In the event of a conflict between this Article Thirteen and any other Article or provision of this Certificate of Incorporation, this Article Thirteen shall prevail under all circumstances.

ARTICLE FOURTEEN

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery shall be the sole and exclusive forum for (a) any derivative action or Proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or Entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Fourteen.

ARTICLE FIFTEEN

Section 203 of the Delaware General Corporation Law shall not apply to the Corporation.